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Exhibit 10.13

July 24, 2001

Joshua Rom

Dear Joshua,

I am pleased to offer you a position with Ikanos Communications (the "Company") as its Vice President of Operations commencing on August 26, 2002 reporting to me. In this position you will have responsibility for the management and leadership of all operations, quality and reliability at Ikanos. In addition, as an active member of the senior team we will expect you to demonstrate significant responsibility in guiding and developing the company for success.

Your base salary will be $150,000 per year, which will be paid semi-monthly in accordance with the Company's normal payroll procedures. As a Company employee you are also eligible to receive medical insurance and other employee benefits generally available to employees of the Company. You should note that the Company might modify salaries and benefits from time to time, as it deems necessary. This offer will expire on July 31, 2002.

We will recommend to the Board of Directors of the Company that, at the next Board meeting, you be granted an incentive stock option entitling you to purchase 500,000 shares of Common Stock of the Company at the then current fair market value as determined by the Board at that meeting. Such options shall be subject to the terms and conditions of the Company's Stock Option Plan and Stock Option Agreement, including vesting requirements. In the event of a change of control of the Company within one year of your employment in which your responsibilities are significantly changed or diminished, one-half of your options shall vest immediately. In the event of a change of control of the Company beyond one year of your employment in which your responsibilities are significantly changed or diminished, one-fourth of your options shall vest immediately.

You should be aware, and acknowledge and agree, that your employment with the Company is for no specified period of time and constitutes at will employment. As a result, you are free to resign at any time, for any reason, or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, for any reason, or for no reason.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

You agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the two of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.

As a Company employee, you will be expected to abide by company rules and regulations. You will be specifically required to sign an acknowledgment that you have read and understand the company rules of conduct, which will be included in a handbook that the company will soon complete and distribute. You will be expected to sign and comply with an Employment, Confidential Information, Invention Assignment and Arbitration Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company and non-disclosure of proprietary information.

To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to me. A duplicate original is enclosed for your records. This letter, along with the agreement relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by myself and by you.

I very much look forward to working with you at Ikanos Communication and with your contribution building a highly successful company together.

Sincerely,

/s/ RAJESH VASHIST Rajesh Vashist President and CEO

ACCEPTED AND AGREED TO this 31 day of July, 2002

I plan to join Ikanos no later than August 26th, 2002

/s/ JOSHUA ROM Joshua Rom
Enclosures:	1.	Duplicate Original Letter
	2.	Employment, Confidential Information, Invention on Assignment and Arbitration Agreement

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  Exhibit 10.13